EXHIBIT 10.2

CERTAIN INFORMATION IDENTIFIED IN THIS DOCUMENT, MARKED BY BRACKETS AND ASTERISKS (“[***]”), HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K UNDER THE SECURITIES ACT OF 1933, AS AMENDED, BECAUSE IT IS (I) NOT MATERIAL AND (II) of the type that the registrant treats as private or confidential or WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

EXECUTION VERSION

CONFIDENTIAL

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made this 29th day of April, 2026 (the “Engagement Date”) is entered into by Xenetic Biosciences, Inc., a Nevada Corporation (the “Company”), with an address of 945 Concord Street, Framingham, MA 01701, RND Pharm Intel DOO with an address of Montenegro, Bar, Bulevar Revolucije, Biznis Centar Kula A, hereafter referred to (“Consultant”), and, solely for purposes of Section 5, Grigorii (formerly known as Grigory) Borisenko, Ph.D. (“Dr. Borisenko”).

INTRODUCTION

The Company desires to retain the services of Consultant as a consultant to the Company, and Consultant desires to serve as a consultant to the Company. For good and valuable consideration, the parties agree as follows:

1.	Services.

(a)	Consultant agrees to provide consulting services relating to the Company’s DNase technology, as more particularly described in Exhibit A attached hereto. The services set forth in Exhibit A shall constitute obligations to be completed by Consultant (the “Services”). In carrying out the Services, Consultant shall work at and under the direction of the Company’s Chief Executive Officer. Consultant shall provide additional services and advice to the Company as reasonably requested from time to time by the Company’s CEO relating to Consultant’s areas of experience or expertise (which shall also be included as “Services”).

(b)	The particular and personal expertise of the Consultant’s agent, Dr. Borisenko, being essential to the Agreement, the Company and the Consultant agree that the Services will be performed by Dr. Borisenko and the Consultant shall cause Dr. Borisenko to be available to perform the Services. The Consultant’s key personnel assigned to perform the Services may not be changed without the prior written approval of the Company. Dr. Borisenko shall report to the Company’s Scientific Steering Committee on behalf of Consultant at each regularly scheduled meeting of said committee.

(c)	The Consultant shall remain liable for the actions and inactions of any third parties that perform Consultant’s obligations hereunder on Consultant’s behalf, including, without limitation, Consultant’s employees, contractors and other representatives.

(d)	If Consultant has a direct or indirect conflict of interest, or potential conflict of interest, with respect to any matter put forth to it as part of its consultancy, Consultant shall identify to the Company the area where it has a conflict of interest and if requested by the Company, Consultant shall recuse itself from working on such matters on behalf of the Company and shall cause Dr. Borisenko and any other individual acting on behalf of the Consultant to recuse himself or herself from the discussion of such matters with any representative of the Company. Further, Consultant shall provide the Company with written notice related to any potential future engagement which Consultant is interested in pursuing to the extent such engagement results in a potential conflict of interest with the work of Consultant on behalf of the Company and if such engagement is determined by the Company as resulting in a conflict of interest with the Company, Consultant shall not enter into the engagement without the prior written consent of the Company.

(e)	Consultant agrees to use commercially reasonable efforts to perform the Services. The delivery by Consultant of the Services shall be at such times and such locations as Consultant and the Company agree is necessary.

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2.	Term; Termination. This Agreement shall commence on the Engagement Date and shall terminate one (1) year thereafter (the “Consultation Period”), with the Consultation Period extendable by the written agreement of Consultant and the Company. Either party to this Agreement may at any time, with or without cause, and without prejudice to any right or remedy it may have due to any failure of the other party to perform its obligations under this Agreement, terminate the Consultation Period upon thirty (30) days prior written notice to the other party. In addition, the Company shall have the right to terminate this Agreement immediately in the event Dr. Borisenko shall cease to be an owner, employee, officer or otherwise affiliated with Consultant and shall cease to be responsible for Consultant’s activities hereunder. The provisions of Sections 6 through 9 of this Agreement shall survive the expiration or termination of this Agreement.

3.	Compensation and Expenses.

(a)	Consultant’s compensation for the Services shall be at a rate of $125/hour for up to two hundred forty (240) hours billable work not to exceed the amount of thirty thousand dollars ($30,000).

(b)

Consultant shall provide to Company an invoice for the amount owed for the Services provided by Consultant for the prior month within five (5) business days of the end of the prior month and Company shall pay such invoice within thirty (30) days following receipt of the invoice. Payment shall be made by wire to the following account:

[*******]

[*******]

[*******]

[*******]

(c)	In accordance with and subject to the Company’s normal group expense reimbursement policies and subject in each case to the Company’s prior written approval, Consultant shall be reimbursed for all actual, reasonable and direct expenses it has incurred in the performance of its duties hereunder. All expense reimbursement approvals shall be subject to submission of appropriate documentation as prescribed by the Company’s expense policy.

4.	Securities Law Compliance. Consultant shall cause Dr. Borisenko comply with all applicable federal and state securities laws, including any insider reporting obligations, in connection with his ownership of shares of the Company.

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5.	Confidentiality.

(a)	Each of Consultant and Dr. Borisenko acknowledges that its or his relationship with the Company is one of high trust and confidence and that in the course of its or his service to the Company it or he will have access to and contact with confidential and proprietary information of the Company (“Proprietary Information”), including inventions, patentable and otherwise, made by the Company (“Company Inventions”). Each of Consultant and Dr. Borisenko agrees that it or he will not, during the Consultation Period or at any time thereafter, disclose to others, or use for its or his benefit or the benefit of itself or himself or others, any Proprietary Information or Company Inventions. This shall include, but not be limited to, all Company data, literature and information in any form that has been, or will be, shared with Consultant, whether or not it is expressly marked confidential or proprietary. Nothing in this Agreement shall be construed, by implication, estoppel, or otherwise, as granting Consultant or Dr. Borisenko any rights to any such Proprietary Information or Company Inventions (collectively, “Xenetic Property”), even if such Xenetic Property arises in connection with Consultant’s or Dr. Borisenko’s activities under this Agreement. Any contribution Consultant or Dr. Borisenko may make to any research, technology, formulation, or development of the business of the Company related to Consultant’s or Dr. Borisenko’s activities under this Agreement shall be deemed “Xenetic Property” and each of Consultant and Dr. Borisenko hereby assigns to the Company all right, title and interest it or he may have to such contributions.

(b)	Upon termination of this Agreement or at any other time upon request by the Company, each of Consultant and Dr. Borisenko shall promptly deliver to the Company all documents and materials received by Consultant or Dr. Borisenko, respectively, embodying Proprietary Information.

(c)	Each of Consultant and Dr. Borisenko represents that Consultant’s retention as a consultant with the Company and Consultant’s and Dr. Borisenko’s performance under this Agreement does not, and shall not, breach any agreement that obligates it or him to keep in confidence any trade secrets or confidential or proprietary information of it his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party.

(d)	Neither Consultant nor Dr. Borisenko shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

(e)	Each of Consultant and Dr. Borisenko recognizes that the Company has received, and in the future will receive, from third parties their confidential or proprietary information subject to a duty of the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. Each of Consultant and Dr. Borisenko agrees to hold all confidential or proprietary information that it or he has received through Consultant’s consultancy on behalf of the Company in the strictest confidence and Consultant or Dr. Borisenko shall not disclose it to any person, firm, or corporation or use it except as necessary in carrying out Consultant’s work for the Company consistent with the Company's agreements or other arrangements with any such third parties.

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(f)	Each of Consultant and Dr. Borisenko agrees that it or he will not, during Consultant’s engagement by the Company, improperly use or disclose any confidential or proprietary information, including, but not limited to the trade secrets of any former or concurrent employer or other person or entity for whom it or he has worked in the past, for whom it or he is now working and for whom it or he may work during the term of Consultant’s engagement by the Company; that neither Consultant nor Dr. Borisenko will bring onto the premises of the Company or utilize for the benefit of the Company any unpublished document or confidential or proprietary information or property belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity; and that neither Consultant nor Dr. Borisenko shall infringe upon the intellectual property rights of any third party while consulting on behalf of the Company.

(g)	Each of Consultant and Dr. Borisenko is aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the Company and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information, and acknowledges that it or he may be in receipt of material, non-public information in connection with the performance of the Services.

(h)	The obligation of confidentiality shall remain in effect until the date that is ten (10) years from the effective date of termination of this Agreement.

6.	Independent Contractor Status. Consultant shall perform the Services under this Agreement as an “Independent Contractor” and not as an employee or agent of the Company. Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. Consultant is solely responsible for ensuring that the Services provided hereunder will be provided in compliance with applicable laws and regulations, including laws and regulations relating to employment and taxation. Consultant will be solely responsible for all withholding and payment of taxes and similar charges related to the compensation paid hereunder, as well as any applicable insurance, including but not limited to any worker’s compensation. The Company will report all payments to Consultant hereunder via a Form 1099. Consultant acknowledges and agrees, and it is the intent of the parties hereto, that Consultant receives no benefits from the Company, either as an independent contractor or employee. If Consultant is reclassified by a state or federal agency or court as an employee for tax or other purposes, Consultant will become a non-benefit employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the benefit plans or programs of the Company in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

7.	Intellectual Property. Consultant acknowledges that all patents, trademarks, service marks, tradenames, copyrights, trade secrets, licenses, domain names, information and proprietary rights and processes owned by the Company or any of its affiliates (the “Intellectual Property”) are and will remain the property of the Company or such affiliate. Consultant shall have no right, title or interest in or to the Intellectual Property except those rights expressly granted to Consultant by the Company or any affiliate of the Company. Consultant agrees that all Intellectual Property and Xenetic Property, including marketing, operating and training ideas, sourcing data, processes and materials, including all inventions, discoveries, improvements, enhancements, written materials and development related to the Company, to which Consultant may have access or that Consultant may develop while providing Services to the Company pursuant to this Agreement shall be considered works made for hire (as defined by the copyright laws of the United States) for the Company and prepared within the scope of such Services and shall belong exclusively to the Company. Any such materials developed by Consultant that, under applicable laws, may not be considered works made for hire, are hereby irrevocably assigned to the Company without the need for any further consideration, along with all right, title and interest in and to such materials and any works based upon, derived from or incorporating such materials, including all causes of action either in law or in equity for past, present or future infringement based on the copyrights and all rights corresponding to the foregoing throughout the world and Consultant agrees to take such further action, including executing such instruments and documents as the Company may reasonably request, to evidence such assignment.

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8.	Miscellaneous.

(a)	Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and received (i) if mailed by registered or certified mail, three (3) business days after deposit in the United States mail, postage prepaid, return receipt requested, (ii) if hand delivered, upon delivery against receipt or upon refusal to accept the notice, or (iii) if delivered by a standard overnight courier, one (1) business day after deposit with such courier, postage prepaid, in each case, addressed to such party at the address set forth in the preamble. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

(b)	Entire Agreement. This Agreement constitutes the entire agreement between Consultant and the Company and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

(c)	Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and Consultant and, with respect to Section 5, Dr. Borisenko.

(d)	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the state of Massachusetts and the United States and the parties submit to the exclusive jurisdiction of the courts located in Boston, Massachusetts, United States, in relation thereto, provided, however, that the Company may seek injunctive relief to prevent a violation of this Agreement in any court having jurisdiction.

(e)	No Assignment. This Agreement is personal to Consultant. Neither this Agreement, nor any Services or activities contemplated hereunder may be assigned or sub-contracted, in whole or in part, by Consultant to any third party. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business.

(f)	Representations and Warranties. Consultant represents and warrants that this Agreement and the performance by Consultant of the Services contemplated hereby are in compliance with all employment, consulting, ownership, conflict of interest, patent and other policies applicable to Consultant.

(g)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. One or more counterparts of this Agreement may be executed by facsimile, electronic reproductions of signatures or other electronic means, all of which shall be deemed originals.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

COMPANY	CONSULTANT

XENETIC BIOSCIENCES INC	RND PHARM INTEL DOO

/s/ James Parslow	/s/ Grigorii Borisenko, Ph.D.
James Parslow	Grigorii (f/k/a Grigory) Borisenko, Ph.D.
Interim Chief Executive Officer	Director

AGREED AND ACKNOWLEDGED TO
SOLELY FOR PURPOSES OF
SECTION 5:

/s/ Grigorii Borisenko, Ph.D.
Grigorii (f/k/a Grigory) Borisenko, Ph.D.

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EXHIBIT A

Description of Consulting Services

1.	Analyze historic clinical data in [*******] and present the results of such analysis;

2.	Analyze data generated by [*******] (including both clinical endpoints and NETs tests results);

3.	Have the necessary number of meetings with [*******] to discuss the data and the major parameters of the clinical trial design. The preliminary understanding is that the primary aim of the trial will be to explore DNase efficacy and safety in combination with approved [*******] patients;

4.	Make preliminary estimations for required patient numbers at several statistical power levels based on the above; and

5.	Present the results.

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